
                                   Exhibit 11

                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                              (Eight Months)
Years ended March 31 and July 31,                                  1995             1994              1993             1992
- ---------------------------------                                  ----             ----              ----             ----

Primary
Net earnings applicable to common stock:
     Net earnings                                              $  1,184          $ 9,104          $  4,118          $   891
     Deduct preferred stock dividends paid                           15               23                23               23
                                                                     --               --                --               --
Net earnings applicable to common stock                        $  1,169          $ 9,081          $  4,095          $   868
                                                               =  =====          = =====          =  =====          =   ===

Weighted average number of common shares and
     common equivalents outstanding                               2,797            2,899             3,085            3,096
                                                                  =====            =====             =====            =====


Primary earnings per share                                     $    .42          $  3.13          $   1.33          $   .28
                                                               =    ===          =  ====          =   ====          =   ===


                                 Fully Diluted

Net earnings applicable to common stock per above              $  1,169          $ 9,081          $  4,095          $   868
Add dividends on convertible preferred stock                         13               20                20               20
                                                                     --               --                --               --
     Net earnings applicable to common stock on a fully
     diluted basis                                             $  1,182          $ 9,101          $  4,115          $   888
                                                               =  =====          = =====          =  =====          =   ===
     Shares used in calculating primary earnings per
     share above                                                  2,797            2,899             3,085            3,096
     Additional shares to be issued under full
     conversion of preferred stock                                   34               34                34               34
                                                                     --               --                --               --
Total shares for fully diluted                                    2,831            2,933             3,119            3,130
                                                                  =====            =====             =====            =====

Fully diluted earnings per share                               $    .42          $  3.10          $   1.32          $   .28
                                                               =    ===          =  ====          =   ====          =   ===
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